Exhibit 99.1

GreenLight Biosciences announces business agreement with Environmental Impact Acquisition Corp. to become publicly traded company, allowing it to better harness its breakthrough platform to develop and produce RNA for human therapies and agriculture

•	GreenLight Biosciences, Inc. to become publicly listed through business combination with Environmental Impact Acquisition Corp. (Nasdaq: ENVI)

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Transaction advances development of breakthrough biomanufacturing platform capable of discovering, developing, scaling, and commercializing ribonucleic acid (RNA) solutions at volume across multiple sectors in agricultural and human health markets.

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This combination creates a company rooted in global impact and sustainability with a diverse product pipeline addressing two of humanity’s greatest challenges and largest opportunities: food security and human health.

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Transaction expected to generate proceeds to fund operations of $282 million, assuming delivery of the full amount held in trust by ENVI, and $105 million of fully committed PIPE financing that includes S2G Ventures, Cormorant Asset Management, Morningside Venture Investments, Hudson Bay Capital, BNP Paribas Ecosystem Restoration Fund, The Jeremy and Hannelore Grantham Environmental Trust, Continental Grain Company, Pura Vida Investments LLC, Xeraya Capital, and MLS Fund II/Spruce.

•	All GreenLight shareholders and management to roll 100% of their equity into the new company with many existing GreenLight shareholders participating in the PIPE financing.

•	Transaction expected to be completed in the fourth quarter of 2021; after the transaction closes, the combined company will be listed on Nasdaq with an estimated enterprise value of $1.2 billion.

BOSTON, August 10, 2021—GreenLight Biosciences, Inc. (“GreenLight”), a biotechnology company dedicated to making ribonucleic acid (RNA) products affordable and accessible for human health and agriculture, and Environmental Impact Acquisition Corp. (Nasdaq: “ENVI”), a publicly traded special purpose acquisition company, have agreed to a business combination that will result in GreenLight becoming a publicly-listed company.

“We are thrilled to partner with Environmental Impact Acquisition Corp. to accelerate our vision and advance the delivery of our solutions to where they are needed most, with shared goals to pave the way for a sustainable planet through widely available and affordable RNA,” says Andrey Zarur, co-founder and CEO of GreenLight.

The GreenLight team has created a platform that can accelerate discovery, development, scaling, and delivery of RNA products cost efficiently and at large-scale.

“We believe that GreenLight’s breakthrough platform can create advanced therapies, vaccines, and crop-protection products that address—quickly, directly, and specifically—some of the most significant problems facing the world today,” says Zarur. “Going public through this partnership will accelerate development and commercialization by enabling us to attract the talent, purchase the tools, scale our manufacturing infrastructure, advance regulatory approvals, and develop further the science necessary to address some of humanity’s most pressing challenges.”

“When considering quality merger partners that aligned with our mission of delivering environmental and social impact, we saw GreenLight as both a notable and compelling partner for ENVI and our shareholders. In creating ENVI, our goal was to partner with a high-growth, technology-rich business, propelled by a large market opportunity and a business model supporting critical sustainability initiatives. We are excited to announce this merger with GreenLight, as there is alignment on how our combined resources may create value for our stakeholders, and how our capital may be invested in a purpose-driven platform committed to improving humanity. GreenLight has a pipeline of RNA products spanning human, animal, and plant health that are being developed to serve the needs of billions, promoting improved access to wellness, sustainable agriculture, and health,” said Dan Coyne, CEO of Environmental Impact Acquisition Corp. “GreenLight has assembled a diverse, talented, qualified, and exceptional team that has built multiple companies. GreenLight is driven to make this cutting-edge platform a reality so that it is available to the world and understands what it takes to deliver breakthrough technology to market. We share GreenLight’s enthusiasm for this combination.”

GreenLight Biosciences Overview

GreenLight harnesses the power of biology to develop RNA-based solutions for some of humanity’s greatest challenges in human health through mRNA vaccines and therapeutics and in food production through RNA crop-protection products. The company’s breakthrough cell-free RNA manufacturing platform, which is protected by numerous patents, allows for cost-effective and scalable production of RNA.

Proceeds from the transaction are expected to provide GreenLight with the capital needed to advance the following priorities:

For crop management and plant protection, GreenLight’s most advanced products in development are RNA-based pesticides aimed at protecting honeybees, which are key plant pollinators, from the parasitic varroa destructor mite, and protecting staple food products from destructive insect pests. The traditional chemical pesticides currently in use face increasing consumer opposition and the threat of outright bans due to concerns over their damage to the environment. In addition, crop-destructive pests have developed resistance to many traditional pesticides. Also, the non-specificity of traditional pesticides can result in the unintended killing of insects that are beneficial to crops.

For human health, GreenLight is developing an mRNA manufacturing platform aimed at providing mRNA-based therapeutics at scale and an appropriate price for global needs. The company’s lead vaccine programs include vaccine candidates for Covid-19 and influenza. Earlier-stage programs are being developed to address other unmet medical needs, such as sickle cell disease.

Transaction Overview

Following the close, GreenLight will have a pro forma enterprise value of approximately $1.2 billion based on the $10.00 per share price of ENVI common stock.

The transaction will provide estimated proceeds to fund operations of $282 million assuming delivery of the full amount held in trust by ENVI. This includes $105 million in proceeds from a fully committed common stock PIPE transaction priced at $10.00 per share, demonstrating strong support from investors including S2G Ventures, Cormorant Asset Management, Morningside Venture Investments, Hudson Bay Capital, BNP Paribas Ecosystem Restoration Fund, The Jeremy and Hannelore Grantham Environmental Trust, Continental Grain Company, Pura Vida Investments LLC, Xeraya Capital, and MLS Fund II/Spruce. The PIPE financing is subject to customary closing conditions and is expected to close immediately prior to the business combination.

GreenLight will continue to be led by co-founder and CEO Andrey Zarur and supported by the existing management team.

The Boards of Directors of Environmental Impact Acquisition Corp. and GreenLight have approved the transaction. The transaction will require the approval of the stockholders of both Environmental Impact Acquisition Corp. and GreenLight and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the fourth quarter of 2021. Additional information about the proposed transaction, including a copy of the Business Combination Agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Environmental Impact Acquisition Corp. today with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

SVB Leerink LLC and Credit Suisse Securities (USA) LLC are acting as financial and capital markets advisors to GreenLight and co-placement agents on the PIPE transaction. Foley Hoag LLP is acting as legal advisor to GreenLight. Canaccord Genuity is acting as financial advisor and Latham & Watkins LLP is acting as legal advisor to Environmental Impact Acquisition Corp.

About Environmental Impact Acquisition Corp.

Environmental Impact Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses. While the Company may pursue a business combination target in any industry or geographic region, the Company intends to focus on identifying businesses that offer products, services and technologies that, in addition to serving the needs of customers, generate positive impacts for the environment. The Company is sponsored by CG Investments Inc. VI, an affiliate of Canaccord Genuity, which manages several investment vehicles.

About GreenLight Biosciences

GreenLight Biosciences is an integrated life sciences company with a breakthrough biomanufacturing platform for discovering, developing, scaling, and commercializing ribonucleic acid (RNA) solutions at volume for a diverse product pipeline across agriculture and human health. Applications include vaccine development, pandemic preparation, crop management, and plant protection. The GreenLight team values diversity, inclusion, and equality and uses collaboration to remain scientifically imaginative and passionately focused on making a difference in the world. For more information, visit https://www.greenlightbiosciences.com/

CONTACTS

GreenLight Biosciences Contacts

Thomas Crampton

SVP and head of Corporate Affairs

+19142022762

tcrampton@greenlightbio.com

GreenLight media contact

press@greenlightbio.com

GreenLight Investor Relations

investors@greenlightbio.com

Environmental Impact Acquisition Corp. contact

Daniel Coyne

Chief Executive Officer

ENVI.Inquiries@cgf.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between GreenLight and ENVI, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, the future business and financial condition of GreenLight and expected financial impacts of the transaction (including equity value and cash funding), the satisfaction of closing conditions to the transaction, the PIPE transaction, the level of redemptions of ENVI’s public stockholders; the market opportunities for GreenLight’s product candidates; and the potential for regulatory approval for GreenLight’s product candidates. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of ENVI’s securities; the failure to satisfy the conditions to the consummation of the transaction, including the approval of the business combination agreement by the stockholders of ENVI, the satisfaction of the minimum cash amount held by ENVI following any redemptions by its public stockholders and the receipt of certain governmental and regulatory approvals; potential changes to the proposed structure of the business combination that may be required or appropriate to achieve the intended tax treatment or to satisfy other legal or regulatory requirements; the lack of a third-party valuation in determining whether or not to pursue the proposed transaction; the potential inability to complete the PIPE transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; the potential inability to maintain the listing of ENVI’s securities with the Nasdaq Stock Market, Inc.; the outcome of any legal proceedings that may be instituted against GreenLight or ENVI related to the business combination agreement or the proposed transaction; unanticipated costs related to the transaction and the potential failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions; potential exercise of appraisal rights by some GreenLight stockholders, which may reduce available cash; the effect of the announcement or pendency of the transaction on GreenLight’s business relationships, operating results, and business generally; risks that the proposed transaction disrupts current plans and operations of GreenLight; the need to obtain regulatory approval for GreenLight’s product candidates; the risk that clinical trials will not demonstrate that GreenLight’s therapeutic product candidates are safe and effective; the risk that GreenLight’s product candidates will have adverse side effects or other unintended consequences, which could impair their marketability; the risk that GreenLight’s product candidates do not satisfy other legal and regulatory requirements for marketability in one or more jurisdictions; the risks of enhanced regulatory scrutiny of mRNA solutions; the potential inability to achieve GreenLight’s goals regarding scalability and affordability of its product candidates; the anticipated need for additional capital to achieve GreenLight’s business goals; changes in the industries in which GreenLight operates; changes in laws and regulations affecting the business of GreenLight; and the potential inability to implement or achieve business plans, forecasts, and other expectations after the completion of the proposed transaction. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4 discussed below and other documents filed by ENVI from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and ENVI and GreenLight assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Neither ENVI nor GreenLight gives any assurance that GreenLight or ENVI, or the combined company, will achieve any result described in any forward-looking statement.

Important Information and Where to Find It

This press release relates to a proposed transaction between GreenLight Biosciences, Inc. and Environmental Impact Acquisition Corp. This press release does not constitute either (a) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination or (b) an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ENVI intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of ENVI, referred to as a proxy statement/prospectus. The proxy statement/prospectus will be sent to all ENVI shareholders after the registration statement is declared effective by the SEC. ENVI also will file other documents regarding the proposed transaction with the SEC. This press release does not contain all of the information that will be contained in the proxy statement/prospectus or other documents filed with the SEC. Before making any voting decision, investors and security holders of ENVI are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by ENVI through the website maintained by the SEC at www.sec.gov or by sending a written request to ENVI at: ENVI.Inquiries@cgf.com.

Participants in the Solicitation

ENVI and its directors and executive officers may be deemed to be participants in the solicitation of proxies from ENVI’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

GreenLight and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from ENVI’s stockholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the second preceding paragraph.

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